ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC.
REPORTS FINANCIAL RESULTS FOR
FOURTH QUARTER AND YEAR ENDING DECEMBER 31, 2014

- Review of 2014 Operating Activities -

- Provides Business Outlook for 2015 -

Addison, Texas, April 1, 2015; ULURU Inc. (OTCQB: ULUR) today announced its financial results for the fourth quarter and year ended December 31, 2014 and provided a review of its operating activities.

Commenting on the 2014 activities and the business outlook for 2015, Kerry P. Gray, President and CEO of ULURU stated, “2014 has been a transitional year for the Company as our commercial activities to support the international Altrazeal® marketing expansion, have dramatically expanded. In the past 12 months;

•	we have shipped Altrazeal® to 15 additional markets;

•	received patent protection in China and South Korea;

•	significantly expanded the clinical and pharmacoeconomic data supporting Altrazeal®;

•	expanded potential applications of Altrazeal® based on clinical experience; and

•	commenced an extensive drug development program utilizing our OraDisc™ mucoadhesive drug delivery technology.

2015 should be a year of accelerated expansion and growth for the Company with the following activities:

•	launching Altrazeal® in an additional 15-20 markets;

•	receiving regulatory approval in important markets such as India;

•	expanding the international marketing network;

•	progressing the OraDisc™ product development candidates into clinical human clinical testing; and

•	publication of important clinical data to further support our international marketing activities.”

For the fourth quarter of 2014, the Company reported a net profit of $0.32 million, or $0.01 per share, compared with a net loss of $0.86 million, or $0.04 per share, for the same period last year.  For the year ending December 31, 2014, the Company reported a net loss of $1.94 million, or $0.08 per share, compared with a net loss of $3.11 million, or $0.21 per share, for the same period of 2013.

Revenues
Revenues for the fourth quarter of 2014 were $230,000, compared to $129,000 for the fourth quarter of 2013.  The increase of approximately $101,000 in revenues from the fourth quarter of 2014 compared to the fourth quarter of 2013 was primarily due to an increase of $99,000 from the sale of Altrazeal® to our international distributors.

For the year ended December 31, 2014, revenues were $864,000, compared to $371,000 for the same period in 2013.  The increase of approximately $493,000 in revenues was due principally to an increase of $450,000 in Altrazeal® product sales to our international distributors and an increase of $33,000 in royalties related to Altrazeal® sales by our international distributors.

Research and Development
Research and development expenses for the fourth quarter of 2014 were $226,000, including $19,000 of share-based compensation, compared to $211,000, including $5,000 of share-based compensation, for the fourth quarter of 2013.  The increase of approximately $15,000 in research and development expenses was primarily due an increase of $42,000 in scientific compensation costs related to a higher head count and share-based compensation.  This expense increase was partially offset by a decrease in regulatory consulting of $27,000.

For the year ended December 31, 2014, research and development expenses were $771,000, including $36,000 of share-based compensation, compared to $788,000, including $17,000 of share-based compensation, for the same period in 2013.  The decrease of approximately $17,000 in research and development expenses was primarily due to a decrease of $77,000 in direct research costs primarily related to Altrazeal®, a decrease of $67,000 in regulatory costs, and a decrease of $12,000 in miscellaneous operating costs.  These expense decreases were partially offset by an increase of $119,000 in scientific compensation related to share-based compensation and a higher head count, and an increase of $20,000 in clinical study costs related to Altrazeal®.

Selling, general and administrative
Selling, general and administrative expenses for the fourth quarter of 2014 were $503,000, including $59,000 in share-based compensation, compared to $374,000, including $20,000 in share-based compensation, for the fourth quarter of 2013.  The increase of approximately $129,000 in selling, general and administrative expenses was primarily due to an increase of $174,000 in legal expenses related to a licensing agreement dispute and a warrant exercise dispute, an increase of $36,000 in director fees related to share-based compensation, an increase of $8,000 in legal fees related to our patents and an increase of $12,000 in accounting fees primarily related to updating internal controls. These expense increases were partially offset by a decrease of $56,000 in investor relations consulting and a decrease of $50,000 in expenses previously accrued.

For the year ended December 31, 2014, selling, general and administrative expenses were $1,774,000, including $65,000 of share-based compensation, compared to $1,288,000, including $65,000 of share-based compensation, for the same period in 2013.  The increase of approximately $486,000 in selling, general and administrative expenses was primarily due an increase of $328,000 in legal expenses related to a licensing agreement dispute and a warrant exercise dispute, an increase of $93,000 in sales and marketing expenses, an increase of $44,000 in director fees related to share-based compensation, an increase of $24,000 in legal fees related to our patents, an increase of $18,000 in investor relations consulting primarily related to share-based compensation and an increase of $14,000 in accounting fees primarily related to updating internal controls. These expense increases were partially offset by a decrease of $50,000 in accruals.

Amortization of Intangible Assets
Amortization expense for the fourth quarter and full year of 2014 were $120,000 and $475,000 respectively, essentially the same as for the corresponding periods in 2013

Depreciation
Depreciation expense for the fourth quarter and full year of 2014 was $59,000 and $237,000 respectively, essentially the same as the corresponding periods in 2013.

Interest Expense
Interest expense for the fourth quarter of 2014 was $27,000 as compared to $121,000 for the fourth quarter of 2013.  The decrease of approximately $94,000 is primarily attributable to lower interest costs associated with the pay-off of our three convertible notes in 2014.

For the year ended December 31, 2014, interest expense was $51,000 as compared to $507,000 for the same period of 2013. The decrease of approximately $456,000 is primarily attributable to lower interest costs associated with the pay-off of our three convertible notes in 2014.

Foreign Currency transaction Gain (Loss)
Foreign currency transaction loss for the fourth quarter of 2014 was $44,000 as compared to zero for the fourth quarter of 2013.  The increase of $44,000 is related to a decrease in the Euro exchange rate experienced during the fourth quarter of 2014 as the pricing of Altrazeal® to our international distributors is denominated in Euros.

For the year ending December 31, 2014, foreign currency transaction loss was $54,000 as compared to zero for the same period of 2013.

Loss on Early Extinguishment of Convertible Note
For the year ended December 31, 2014, the loss on early extinguishment of convertible note was approximately $135,000 as compared to zero for the same period of 2013.  The loss on early extinguishment of convertible note is a result of our election to exercise our rights under the June 2012 Note and to offset amounts we owed to Inter-Mountain against amounts it owed to us under the Investor Notes.

Proceeds from Litigation Settlement
For the year ending December 31, 2014, proceeds from litigation settlement was approximately $1,200,000 as compared to zero for the same period of 2013.

Mr. Gray continued, “The 2014 operating results reflect a significant improvement in revenues. This increase in revenues has been developing slower than anticipated due in part to regulatory and reimbursement approvals in several international territories which have taken longer than anticipated. An analysis of our operating income is distorted due to the significant litigation expenses we have incurred which is more than offset by the litigation settlement in other income. We have continued to maintain an expense structure in line with prior periods despite the significant increase in activities to support Altrazeal® and now OraDisc™ development work. Our profitability has also been favourably impacted by a reduction of interest expense of approximately $450,000. Our Balance Sheet position has improved significantly in 2014 with the elimination of debt and improvement in working capital of in excess of $1.7 million.”

About ULURU Inc.:

ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex® Aggregate technology and OraDisc™ transmucosal delivery system. For further information about ULURU Inc., please visit our website at www.uluruinc.com.  For further information about Altrazeal®, please visit our website at www.altrazeal.com.

ULURU Inc. (OTCQB: ULUR) trades on the OTCQB Venture stage marketplace for early stage and developing U.S. and international companies. Companies are current in their reporting and undergo an annual verification and management certification process. Investors can find Real-Time quotes and market information for the company on www.otcmarkets.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to future financial performance of ULURU Inc., (the "Company”).   The progress of our technology development, clinical and regulatory results for our products, clinical advantages of our products, and cost saving generated by Altrazeal®, anticipated product launches and regulatory filings, near term revenue opportunities and anticipated extensions of product lines. When used in this press release, the words "may," "targets," "goal," "could," "should," "would," "believe," "feel," "hope," "expects," "confident," "anticipate," "estimate," "intend," "plan," "potential" and similar expressions may be indicative of forward-looking statements. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.   These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ending December 31, 2013 and other reports filed by us with the Securities and Exchange Commission.

ULURU Inc.
SUMMARY OF RESULTS

STATEMENTS OF OPERATIONS DATA

	(Unaudited)		(Audited)
	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Revenues
License fees	$14,861	$14,861	$58,959	$48,688
Royalty income	21,514	19,740	62,966	30,016
Product sales	193,424	94,459	741,932	291,864
Total Revenues	229,799	129,060	863,857	370,568

Cost and Expenses
Cost of goods sold	134,164	117,886	511,943	222,122
Research and development	225,968	210,530	770,542	788,242
Selling, general and administrative	503,312	373,541	1,773,540	1,288,050
Amortization of intangible assets	119,763	119,763	475,148	475,148
Depreciation	58,579	59,168	237,388	244,704
Total Costs and Expenses	1,041,786	880,888	3,768,561	3,018,266
Operating (Loss)	(811,987)	(751,828)	(2,904,704)	(2,647,698)

Other Income (Expense)
Interest and miscellaneous income	128	14,122	5,386	69,686
Interest expense	(26,513)	(120,564)	(50,574)	(506,529)
Equity in earnings (loss) of unconsolidated subsidiary	---	---	---	---
Foreign currency transaction (loss)	(43,600)	---	(53,867)	---
Loss on early extinguishment of convertible debt	---	---	(135,078)	---
Proceeds from litigation settlement	1,200,000	---	1,200,000	---
Gain on sale of equipment	---	---	---	3,627
(Loss) Before Income Taxes	318,028	(858,270)	(1,938,837)	(3,080,914)

Income taxes	---	---	---	---
Net (Loss)	$318,028	$(858,270)	$(1,938,837)	$(3,080,914)

Less preferred stock dividends	---	---	---	(30,236)
Net (Loss) Allocable to Common Stockholders	$318,028	$(858,270)	$(1,938,837)	$(3,111,150)

Basic and diluted net (loss) per common share	$0.01	$(0.04)	$(0.08)	$(0.21)

Weighted average number of common shares outstanding	24,458,018	18,023,036	23,639,427	14,772,578

ULURU Inc.
SELECTED CONSOLIDATED BALANCE SHEET DATA

	December 31, 2014	December 31, 2013

Cash and cash equivalents	$550,458	$5,119
Current assets	1,815,999	1,487,324
Property and equipment, net	432,110	638,614
Other assets	3,213,758	3,775,676
Total assets	5,461,867	5,901,614

Current liabilities	1,868,772	3,270,064
Long term liabilities – convertible note payable	---	---
Long term liabilities – deferred revenue	839,174	898,133
Total liabilities	2,707,946	4,168,197
Total stockholders’ equity	2,753,921	1,733,417